Exhibit 23.2



                         Consent of Independent Auditors



We consent to the reference to our firm under the caption "Experts" in Amendment No. 3 to the Registration Statement (Form S-4/A No. 333-50018) and related Prospectus of Hilb, Rogal and Hamilton Company for the registration of 3,000,000 shares of its common stock and to the incorporation by reference therein of our report dated February 9, 2001, with respect to the consolidated financial statements of Hilb, Rogal and Hamilton Company incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2000 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.



                                                 /s/ ERNST & YOUNG LLP



Richmond, Virginia
May 21, 2001